Exhibit 10.34

            AMENDED AND RESTATED PROMISSORY NOTE

$9,427,293                          Boise,Idaho
                                    Date:  September 3, 1992

     For   value  received,  Micron  Custom  Manufacturing
Services, Inc., an Idaho corporation ("Maker"), promises to pay to the order of Micron Technology, Inc., a Delaware corporation ("Holder"), the principal sum of Nine Million, four Hundred Twenty Seven Thousand, Two Hundred Ninety Three Dollars ($9,427,293.00), together with interest on the unpaid principal balance from the date hereof, at the rate provided below, to be paid in lawful money of the United States of America as follows:

     Interest shall accrue from the date of this Amended and restated Promissory Note (the "Note") at a rate equal to the lesser of (i) the prime lending rate as quoted by the Wall Street Journal, plus one-half percent (.5%), or (ii) the 90-day LIBOR rate quoted by the Wall Street Journal, plus one and one-half percent (1.5%). The rate of interest under this Note shall be adjusted on the first day of each fiscal quarter of Maker based on the interest rate reported in the wall Street Journal the previous business day. Interest on the Note shall be calculated on the basis of a 360 day year counting the actual number of days elapsed. Payments of principal and accrued interest shall be payable beginning the first day of Maker's first fiscal quarter of 1993, and thereafter on the first day of each fiscal quarter, in 39 payments equal to the 1/39th of the principal amount, plus interest on the outstanding balance thereof.

     Maker shall have the right to prepay all or a portion of the principal balance of this Note at any time. Maker and all endorsers; sureties and guarantors hereof severally waive demand, protest, notice of dishonor, notice of non-payment of this Note and agree that any payments due or to become due hreunder may be extended, modified, amended or renewed from time to time by the Holder hereof without notice. This Note shall be binding upon all of the above parties and their respective heirs, representatives, successors and assigns.

     If default is made in the payment of any sum due hereunder or if default is made in the performance of any of the covenants or conditions of any instrument by which this
Note is secured, all unpaid principal evidence by this Note and all the interest accrued thereon, at the option of he Holder, shall become immediately due and payable without demand or notice. Failure or waiver of exercise of such option at one time shall not constitute a waiver of the right to exercise any option arising by reasons of any later additional default. This Note constitutes an amendment and restatement of that certain promissory not issued by Maker in favor of Holder and dated as of May 4, 1992. This Note may not be modified or amended except by written agreement of he parties hereto.

      Maker promises to pay all costs and expenses of collection and attorneys' fees and court costs incurred by the Holder to enforce the terms of this Note and any instrument by which this Note is secured, including those expenses and fees which may be incurred in connection with the appointment of receiver and any appearances in bankruptcy or insolvency proceedings

      This Note shall be governed by and construed in accordance with the laws of the State of Idaho.


                    MICRON CUSTOM MANUFACTURING SERVICES, INC.
                    an Idaho corporation


                    By: /s/ Joseph M. Daltoso
                       ---------------------------------------

                    Its: Chairman and President
                        --------------------------------------


                    MICRON TECHNOLOGY, INC.
                    a Delaware corporation


                    By: /s/ Reid N. Langrill
                       ---------------------------------------

                    Its: Vice President Finance
                        --------------------------------------